The following is the code of ethics of Valgro Funds, Inc. Listed below that is the code of ethics of its investment adviser, Valgro Investments, Inc.

Valgro Funds, Inc.
Code of Ethics

All officers and employees of Valgro Funds and its investment adviser are expected to conduct their duties ethically and honestly, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. They should work to ensure full, fair, accurate, timely, and understandable disclosure in all reports and documents. They should comply with all applicable governmental laws, rules, and regulations. They should promptly report any violations of the code of ethics to their supervisor and, in the case of the President, to the Board of Directors. And they should make their subordinates accountable for adherence to the code by appropriate disciplinary action.

In addition, Valgro Funds has adopted the trading rules below to hinder "insiders" from putting their interests above the fund's interest. For the sake of this discussion, "insider" means Valgro Funds itself, its investment adviser, and all related persons to either company who have nonpublic knowledge of fund transactions, advice, advising methods, or advice planning. As long as the rules are followed, insiders are explicitly permitted to buy or sell securities they know will be, are being, or have been traded in an account for the fund. Insiders are required to pre-clear all trades and to submit copies of their monthly statements from all their brokerage and securities accounts, to ensure compliance with the rules.

Insiders are prohibited from trading a security prior to the fund on the same day and on the same side as the fund (i.e., buy when the fund buys or sell when the fund sells). An insider becomes free to trade once the fund order is submitted to the broker (even if the markets are closed at the time). If an insider violates this prohibition, then (1) he must submit a non-limit order reversing his trade (selling the shares he bought or buying back the shares he sold) before the fund order is submitted, and (2) he can't redo the trade until the fund trade is actually executed. Long calls and short puts are treated as securities purchases, while short calls and long puts are treated as securities sales. There are 5 exceptions to this prohibition:

  If an insider trades on the same side after a fund trade, it is acceptable for the fund to later trade a quantity less than or equal to the fund's previous order on the same side if this is followed by the insider also trading a quantity less than or equal to the insider's previous order on the same side.
  If an insider trades on the same side after a fund trade, it is acceptable for the fund to later trade a quantity greater than or equal to the fund's previous order on the same side if this is followed by the insider also trading a quantity greater than or equal to the insider's previous order on the same side.
  The prohibition only covers trades where the amount of an insider's covered security is determined by the insider; thus, it exempts dividend reinvestment plans, rights exercises, and trades of mutual funds holding that security.
  In determining whether the prohibition applies, trades done by the fund or an insider aren't counted if the trades are selected by a computer program, spreadsheet, or other automatic process.
  In determining whether the prohibition applies, trades done by the fund or an insider aren't counted if they're being done only to correct errors in previous trades, or as offsetting purchases & sales done for tax purposes, or in any other special or unusual situation that isn't part of normal trading.

Valgro Investments, Inc.
Code of Ethics

All officers and employees of Valgro Investments are expected to conduct their duties ethically and honestly, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. They should work to ensure full, fair, accurate, timely, and understandable disclosure in all reports and documents. They should comply with all applicable governmental laws, rules, and regulations. They should promptly report any violations of the code of ethics to their supervisor and, in the case of the President, to the Board of Directors. And they should make their subordinates accountable for adherence to the code by appropriate disciplinary action.

In addition, Valgro Investments has adopted the trading rules below to hinder "insiders" from putting their interests above clients' interests. For the sake of this discussion, "insider" means Valgro Investments itself and all related persons who have nonpublic knowledge of client transactions, advice, advising methods, or advice planning. As long as the rules are followed, insiders are explicitly permitted to buy or sell securities they know will be, are being, or have been traded in a client account. Insiders are required to pre-clear all trades and to submit copies of their monthly statements from all their brokerage and securities accounts, to ensure compliance with the rules.

Insiders are prohibited from trading a security prior to a client on the same day and on the same side as the client (i.e., buy when the client buys or sell when the client sells). An insider becomes free to trade once the client order is submitted to the broker (even if the markets are closed at the time). If an insider violates this prohibition, then (1) he must submit a non-limit order reversing his trade (selling the shares he bought or buying back the shares he sold) before the client order is submitted, and (2) he can't redo the trade until the client trade is actually executed. Long calls and short puts are treated as securities purchases, while short calls and long puts are treated as securities sales. There are 5 exceptions to this prohibition:

  If an insider trades on the same side after a client trade, it is acceptable for the client to later trade a quantity less than or equal to the client's previous order on the same side if this is followed by the insider also trading a quantity less than or equal to the insider's previous order on the same side.
  If an insider trades on the same side after a client trade, it is acceptable for the client to later trade a quantity greater than or equal to the client's previous order on the same side if this is followed by the insider also trading a quantity greater than or equal to the insider's previous order on the same side.
  The prohibition only covers trades where the amount of an insider's covered security is determined by the insider; thus, it exempts dividend reinvestment plans, rights exercises, and trades of mutual funds holding that security.
  In determining whether the prohibition applies, trades done by a client or an insider aren't counted if the trades are selected by a computer program, spreadsheet, or other automatic process.
  In determining whether the prohibition applies, trades done by a client or an insider aren't counted if they're being done only to correct errors in previous trades, or as offsetting purchases & sales done for tax purposes, or in any other special or unusual situation that isn't part of normal trading.